Exhibit 10.1

STOCKHOLDER LOCK-UP AGREEMENT

September     , 2022

Fintech Ecosystem Development Corp.

100 Springhouse Drive, Suite 204

Collegeville, PA 19426

Attention: Saiful Khandaker

Ladies and Gentlemen:

The undersigned signatory (the “Stockholder”) of this lock-up agreement (this “Letter Agreement”) understands that Fintech Ecosystem Development Corp., a Delaware corporation (“FEDC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Fama Financial Services, Inc., a Georgia corporation and a wholly-owned subsidiary of FEDC (“Merger Sub”), and Rana Financial Inc., a Georgia corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and as a wholly-owned subsidiary of FEDC, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Effective Time”).

As a material inducement to the parties hereto to enter into the BCA and to support, vote in favor of and consummate the Merger and the other transactions contemplated by the BCA, and for other good and valuable consideration, the Stockholder agrees as follows:

1.	Definitions

(a)	“FEDC Common Stock” shall mean any shares of new FEDC class A common stock as in effect upon the consummation of the Merger.

(b)

“Lock-up Period” shall mean the period commencing upon the Effective Time and ending one (1) year after the Effective Time, provided, however, that the Lock-up Period shall expire if the reported last sale price of FEDC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Effective Time.

(c)

“Shares” shall mean the shares of (i) FEDC Common Stock owned of record or beneficially by the Stockholder as of the Effective Time, including FEDC Common Stock issued to the Stockholder pursuant to the BCA, plus (ii) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security owned of record or beneficially by the Stockholder as of the Effective Time, plus (iii) FEDC Common Stock granted or issued by FEDC to the Stockholder following the Effective Time, plus (iv) FEDC Common Stock which may be issued upon exercise of a stock option or warrant or upon settlement of any restricted stock units or other convertible or exercisable security granted or issued by FEDC to the Stockholder following the Effective Time. For the avoidance of doubt, “Shares” shall not include FEDC Common Stock acquired on the open market.

(d)

“Transfer” shall mean the (i) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.

Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the approval of the board of directors of FEDC (the “Board”), Transfers of Shares by the Stockholder shall be restricted as follows:

(a)	The Stockholder shall not Transfer any of the Shares during the Lock-up Period.

(b)

The Stockholder shall not Transfer more than 200,000 Shares during any three (3) month period until the three (3) year anniversary of the Effective Date and shall not Transfer more than 1,000,000 Shares during any three (3) month period thereafter, in each case subject to termination of such restrictions pursuant to clause (c) below.

(c)

Notwithstanding the foregoing, all Transfer restrictions under this Section 2 shall automatically terminate upon the earliest of: (i) the four (4) year anniversary of the Effective Time; or (ii) such date on which FEDC completes a liquidation, merger, stock exchange or other similar transaction that results in all of FEDC’s stockholders having the right to exchange their shares of FEDC Common Stock for cash, securities or other property pursuant to the terms applicable to such transaction.

3.

Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Stockholder’s immediate family or to a trust, the beneficiary of which is a member of the Stockholder’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Stockholder; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of FEDC Common Stock or the vesting of stock-based awards (provided such newly acquired shares are substituted for such Shares); or (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of FEDC Common Stock (provided such newly acquired shares are substituted for such Shares); provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with FEDC (in form and substance acceptable to FEDC) agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 3).

4.	General.

(a)	The Stockholder hereby represents and warrants that the Stockholder has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)

If any Transfer prohibited hereunder is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and FEDC shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this provision, FEDC may impose stop-transfer instructions with respect to the Shares (and permitted transferees under Section 3 and assigns thereof) until the restrictions set forth in Section 2 terminate in accordance with the terms hereof.

(c)	Any certificates which evidence the Shares shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

(d)

The Stockholder acknowledges that the Stockholder’s obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Stockholder, money damages will be inadequate and FEDC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, FEDC shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Stockholder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

(e)

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, that any waiver must apply to all Stockholders with Letter Agreements.

(f)

This Letter Agreement shall be binding on the Stockholder and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(g)

This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(h)

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

(i)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(j)

From time to time, at FEDC’s request and without further consideration (but at the FEDC’s reasonable cost and expense), the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Letter Agreement.

(k)	In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the closing of the Merger.

[Signature Page Follows]

Sincerely,

By:

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed: Fintech Ecosystem Development Corp.

By:
Name:
Title: